Exhibit 2.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"ALLIGATOR MERGER SUB, INC . " , A DELAWARE CORPORATION, WITH AND INTO "ASSERTIO THERAPEUTICS, INC . " UNDER THE NAME OF "ASSERTIO THERAPEUTICS, INC . " , A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE ON THE NINETEENTH DAY OF MAY, A . D . 2020, AT 8 : 25 O'CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE NINETEENTH DAY OF MAY, A.D. 2020 AT 2:30 O'CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6980073 8100M SR# 20204126348	Authentication: 202952293 Date: 05-19-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:25 AM 05/19/2020
CERTIFICATE OF MERGER	FILED 08:25 AM 05/1912020
SR 20204126348 - File Number 6980073

of

ALLIGATOR MERGER SUB, INC.
(a Delaware corporation)

with and into

ASSERTIO THERAPEUTICS, INC.
(a Delaware corporation)

Pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL").

The undersigned corporation does hereby certify that:

FIRST: The constituent corporations (the "Constituent Corporations") participating in the merger of Merger Sub with and into Assertio herein certified (the "Merger") are:

(i)     Alligator Merger Sub, Inc., which is incorporated under the laws of the State of Delaware ("Merger Sub"); and

(ii)     Assertio Therapeutics, Inc., which is incorporated under the laws of the State of Delaware ("Assertio").

SECOND: An Agreement and Plan of Merger, dated as of May 19, 2020, by and among Assertio Holdings, Inc., a Delaware corporation ("Holdings"), Merger Sub and Assertio (the "Agreement and Plan of Merger") has been approved, adopted, certified, executed and acknowledged by each of the parties thereto in accordance with the requirements of Section 251(g) (and, with respect to Merger Sub, Section 228) of the DGCL, and each of the requirements of Section 251(g) have been satisfied.

THIRD: Prior to the effectiveness of the merger herein certified, (i) Holdings is a direct wholly-owned subsidiary of Assertio and (ii) Merger Sub is a direct wholly-owned subsidiary of Holdings.

FOURTH: The Merger is to become effective at 2:30 p.m. ET on the date of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: The name of the surviving corporation in the Merger is Assertio Therapeutics, Inc. (the "Surviving Corporation").

SIXTH: The Certificate of Incorporation of Assertio as in effect immediately prior to the merger shall be amended so as to read in its entirety as set forth in Exhibit A and, as so amended, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

SEVENTH: The executed Agreement and Plan of Merger is on file at an office of the Surviving Corporation, the address of which is as follows:

Assertio Therapeutics, Inc.

100 South Sanders Rd., Suite 300,

Lake Forest, IL 60045

EIGHT: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations or Holdings.

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IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Merger to be duly executed by its authorized officer.

Dated: May 19, 2020

ASSERTIO THERAPEUTICS, INC.

By:	/s/ Daniel Peisert
Name: Daniel Peisert
Title: Senior Vice President and Chief Financial Officer

Exhibit A
Amended and Restated Certificate of Incorporation of Assertio Therapeutics, Inc.

See attached.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ASSERTIO THERAPEUTICS, INC.
(a Delaware corporation)

ARTICLE I
NAME

The name of the corporation is Assertio Therapeutics, Inc. (the "Corporation").

ARTICLE II
AGENT

The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV
STOCK

Section 4.1             Authorized Stock. The total number of shares which the Corporation shall have authority to issue is 205,000,000 of which 200,000,000 shall be designated as Common Stock, par value $0.0001 per share (the "Common Stock"), and 5,000,000 shall be designated as Preferred Stock, par value $0.0001 per share (the "Preferred Stock").

Section 4.2             Common Stock.

(a)           Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a "Preferred Stock Designation"), that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation).

(b)          Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive dividends to the extent permitted by law when, as and if declared by the Board of Directors.

(c)           Liquidation. Upon or following the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Section 4.3             Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4             No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
STOCKHOLDER ACTIONS

Section 5.1             Action by Written Consent. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote by consent in accordance with Section 228 of the DGCL.

Section 5.2             Ability of Stockholders to Call Special Meetings of Stockholders. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called by the Board of Directors, the Chairman of the Board, the President, or the Secretary of the Corporation, and shall be called by the Chairman of the Board or the Secretary upon the written request of the holders that own (as defined in the Bylaws of the Corporation, as amended from time (the "Bylaws")) shares that as of the record date as fixed or determined in accordance with the Bylaws to determine who may deliver a written request to call the special meeting, represented not less than 10% of the voting power of the stock entitled to vote on the matters to be considered at the proposed special meeting. Stockholder-requested special meetings shall be subject to any conditions, procedures and requirements set forth in the Bylaws. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) and this Article V, the stockholders of the Corporation shall not have the ability to call a special meeting of stockholders. Any action permitted by the Bylaws may be considered and voted upon at such stockholder-requested special meeting. For the avoidance of doubt, Preferred Stock Directors may be removed at stockholder-requested special meetings if the applicable Preferred Stock Designation so provides.

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ARTICLE VI
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation hereby expressly elects that it shall not be bound or governed by, or otherwise subject to, Section 203 of the DGCL.

ARTICLE VII
EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII
AMENDMENT

Section 8.1             Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation.

Section 8.2             Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Except as otherwise required in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws of the Corporation, and in addition to any requirements of law, the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE IX
LIABILITY OF DIRECTORS

Section 9.1            No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

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Section 9.2             Amendment or Repeal. Any amendment, alteration or repeal of this Article X that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE X
HOLDING COMPANY APPROVAL

Other than the election or removal of directors of the Corporation, any act or transaction by or involving the Corporation requiring for its adoption the approval of the stockholders of the Corporation under this Certificate of Incorporation or the DGCL shall, in accordance with Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Assertio Holdings, Inc. (or any successor thereto by merger), by the same vote as is required by the DGCL and/or this Certificate of Incorporation.

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